Exhibit 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Actuant Corporation:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Actuant Corporation and its subsidiaries at August 31, 2008 and August 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended August 31 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule (not included herein) listed in the index appearing under Item 8 of the Company’s 2008 Annual Report on Form 10-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of August 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in management’s report on internal control over financial reporting (not presented herein) appearing under Item 9A of the Company’s 2008 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 9 to the consolidated financial statements, the Company changed the manner in which it accounts for liabilities related to unrecognized tax benefits in 2008.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in management’s report on internal control over financial reporting (not presented herein) appearing under Item 9A of the Company’s 2008 Annual Report on Form 10-K, management has excluded Superior Plant Services, LLC and Templeton, Kenly & Co., Inc. from its assessment of internal control over financial reporting as of August 31, 2008 because they were acquired by the Company in separate purchase business combinations during the year ended August 31, 2008. We have also excluded Superior Plant Services, LLC and Templeton, Kenly & Co., Inc. from our audit of internal control over financial reporting. Superior Plant Services, LLC and Templeton, Kenly & Co., Inc. are wholly-owned subsidiaries whose total assets and total revenues represent 6% and 3%, respectively, of the related consolidated financial statement amounts as of and for the year ended August 31, 2008.

PRICEWATERHOUSECOOPERS LLP

Milwaukee, WI

October 29, 2008, except as to Notes 5 and 13 that reflect the change in reportable segments, as to which the date is June 22, 2009.

ACTUANT CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share amounts)

	Year Ended August 31,
	2008	2007	2006
Net sales	$1,663,943	$1,458,748	$1,201,158
Cost of products sold	1,089,888	974,654	796,653

Gross profit	574,055	484,094	404,505
Selling, administrative and engineering expenses	337,396	282,326	237,868
Restructuring charge	10,473	5,395	4,910
Amortization of intangible assets	14,837	10,900	7,662

Operating profit	211,349	185,473	154,065
Financing costs, net	36,409	33,001	26,146
Other expense (income), net	(2,991)	782	2,070

Earnings before income tax expense and minority interest	177,931	151,690	125,849
Income tax expense	55,365	46,781	33,386
Minority interest, net of income taxes	22	(43)	(125)

Net earnings	$122,544	$104,952	$92,588

Basic earnings per share:	$2.20	$1.92	$1.71
Diluted earnings per share:	$1.93	$1.69	$1.50
Weighted average common shares outstanding:
Basic	55,813	54,751	54,261
Diluted	64,833	63,628	63,201

The accompanying notes are an integral part of these financial statements.

ACTUANT CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	August 31,
	2008	2007
A S S E T S
Current Assets
Cash and cash equivalents	$122,549	$86,680
Accounts receivable, net	226,564	194,775
Inventories	215,391	197,539
Deferred income taxes	11,870	14,827
Prepaid expenses and other current assets	16,092	11,459

Total Current Assets	592,466	505,280
Property, Plant and Equipment
Land, buildings, and improvements	48,496	43,034
Machinery and equipment	254,262	224,238

Gross property, plant and equipment	302,758	267,272
Less: Accumulated depreciation	(168,208)	(144,455)

Property, Plant and Equipment, net	134,550	122,817
Goodwill	639,862	599,841
Other Intangibles, net	292,359	260,418
Other Long-term Assets	9,145	12,420

Total Assets	$1,668,382	$1,500,776

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y
Current Liabilities
Short-term borrowings	$339	$—
Trade accounts payable	166,863	153,205
Accrued compensation and benefits	59,023	52,345
Income taxes payable	24,867	20,309
Current maturities of long-term debt	—	519
Other current liabilities	60,033	64,449

Total Current Liabilities	311,125	290,827
Long-term Debt, less Current Maturities	573,818	561,138
Deferred Income Taxes	99,634	103,589
Pension and Postretirement Benefit Liabilities	27,641	27,437
Other Long-term Liabilities	26,658	17,864
Shareholders’ Equity
Class A common stock, $0.20 par value per share, authorized 84,000,000 shares, issued and outstanding 56,002,228 and 55,348,718 shares, respectively	11,200	11,070
Additional paid-in capital	(324,898)	(349,190)
Retained earnings	936,055	825,165
Accumulated other comprehensive income	7,149	12,876
Stock held in trust	(2,081)	(1,744)
Deferred compensation liability	2,081	1,744

Total Shareholders’ Equity	629,506	499,921

Total Liabilities and Shareholders’ Equity	$1,668,382	$1,500,776

The accompanying notes are an integral part of these financial statements.

ACTUANT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended August 31,
	2008	2007	2006
Operating activities
Net Earnings	$122,544	$104,952	$92,588
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	44,709	35,974	27,773
Amortization of debt discount and debt issuance costs	1,372	2,413	1,471
Stock-based compensation expense	6,847	5,475	5,074
(Gain)/Loss on disposal of assets	(1,576)	(1,182)	458
Provision for deferred income taxes	5,912	8,341	1,391
Changes in components of working capital and other:
Accounts receivable	(13,929)	(2,261)	(27,416)
Accounts receivable securitization	(3,576)	6,460	6,106
Inventories	(5,697)	(4,900)	(17,937)
Prepaid expenses and other assets	429	(1,024)	(2,163)
Trade accounts payable	7,586	14,740	23,568
Income taxes payable	(576)	(646)	2,105
Other liabilities	6,052	8,768	9,143

Cash provided by operating activities	170,097	177,110	122,161

Investing activities
Proceeds from sale of property, plant and equipment	14,065	4,570	1,487
Capital expenditures	(44,407)	(31,491)	(19,705)
Business acquisitions, net of cash acquired	(110,109)	(162,981)	(128,767)

Cash used in investing activities	(140,451)	(189,902)	(146,985)

Financing activities
Proceeds from Senior Note offering, net of discount	—	249,039	—
Proceeds from issuance of term loans	—	155,737	—
Principal repayments on term loans	(1,015)	(251,737)	(126)
Net (repayments) borrowings on revolver and short-term borrowings	246	(80,355)	37,680
Debt issuance costs	(265)	(4,599)	(355)
Cash dividend	(2,221)	(2,187)	(2,164)
Stock option exercises, tax benefits and other	8,294	6,279	4,802

Cash provided by financing activities	5,039	72,177	39,837

Effect of exchange rate changes on cash	1,184	1,636	290

Net increase in cash and cash equivalents	35,869	61,021	15,303
Cash and cash equivalents—beginning of year	86,680	25,659	10,356

Cash and cash equivalents—end of year	$122,549	$86,680	$25,659

The accompanying notes are an integral part of these financial statements.

ACTUANT CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands)

	Class A Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Stock Held in Trust	Deferred Compensation Liability	Total Shareholders’ Equity
	Shares	Amount
Balance at August 31, 2005	54,094	$10,820	$(377,737)	$632,032	$(20,282)	$(1,166)	$1,166	$244,833
Net earnings	—	—	—	92,588	—	—	—	92,588
Currency translation adjustments	—	—	—	—	10,240	—	—	10,240
Fair value of interest rate swaps	—	—	—	—	1,924	—	—	1,924
Additional minimum pension liability adjustment, net of taxes	—	—	—	—	3,537	—	—	3,537

Total comprehensive income								108,289

Company stock contribution to employee benefit plans	130	28	2,848	—	—	—	—	2,876
Restricted stock awards	84	16	(16)	—	—	—	—	—
Cash dividend	—	—	—	(2,181)	—	—	—	(2,181)
Stock based compensation expense	—	—	5,074	—	—	—	—	5,074
Stock option exercises	276	56	1,706	—	—	—	—	1,762
Excess tax benefit on stock option exercises	—	—	2,152	—	—	—	—	2,152
Stock issued to, acquired for and distributed from rabbi trust	6	—	160	—	—	(189)	189	160

Balance at August 31, 2006	54,590	10,920	(365,813)	722,439	(4,581)	(1,355)	1,355	362,965
Net earnings	—	—	—	104,952	—	—	—	104,952
Currency translation adjustments	—	—	—	—	12,800	—	—	12,800
Fair value of interest rate swaps	—	—	—	—	(971)	—	—	(971)
Additional minimum pension liability adjustment, net of taxes	—	—	—	—	2,802	—	—	2,802

Total comprehensive income								119,583

Effects of SFAS No. 158 adoption, net of taxes	—	—	—	—	2,826	—	—	2,826
Company stock contribution to employee benefit plans	210	40	4,767	—	—	—	—	4,807
Restricted stock awards	98	20	(20)	—	—	—	—	—
Cash dividend	—	—	—	(2,226)	—	—	—	(2,226)
Stock based compensation expense	—	—	5,475	—	—	—	—	5,475
Stock option exercises	440	88	1,866	—	—	—	—	1,954
Excess tax benefit on stock option exercises	—	—	4,324	—	—	—	—	4,324
Stock issued to, acquired for and distributed from rabbi trust	11	2	211	—	—	(389)	389	213

Balance at August 31, 2007	55,349	11,070	(349,190)	825,165	12,876	(1,744)	1,744	499,921
Net earnings	—	—	—	122,544	—	—	—	122,544
Currency translation adjustments	—	—	—	—	(1,777)	—	—	(1,777)
Fair value of interest rate swaps, net of taxes	—	—	—	—	(600)	—	—	(600)
Pension and postretirement plan funded status adjustment, net of taxes	—	—	—	—	(3,350)	—	—	(3,350)

Total comprehensive income								116,817

Effect of FIN 48 adoption	—	—	—	(9,408)	—	—	—	(9,408)
Company stock contribution to employee benefit plans	313	62	9,832	—	—	—	—	9,894
Restricted stock awards	20	4	(4)	—	—	—	—	—
Cash dividend	—	—	—	(2,246)	—	—	—	(2,246)
Stock based compensation expense	—	—	6,847	—	—	—	—	6,847
Stock option exercises	306	61	3,249	—	—	—	—	3,310
Excess tax benefit on stock option exercises	—	—	3,900	—	—	—	—	3,900
Stock issued to, acquired for and distributed from rabbi trust	14	3	468	—	—	(337)	337	471

Balance at August 31, 2008	56,002	$11,200	$(324,898)	$936,055	$7,149	$(2,081)	$2,081	$629,506

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share amounts)

Note 1.    Summary of Significant Accounting Policies

Nature of Operations:    Actuant is a global manufacturer and marketer of a broad range of industrial products and systems, organized into four reportable segments. The Industrial segment provides branded hydraulic and mechanical tools through various distribution channels. The Energy segment provides joint integrity services and products to the global energy market. The Electrical segment provides a broad range of electrical products to retail DIY, wholesale, original equipment manufacturer (“OEM”), utility and marine markets. The Engineered Solutions segment provides highly engineered position and motion control systems to OEM’s in various vehicle markets, as well as a variety of other industrial products.

Consolidation and Presentation:    The Consolidated Financial Statements include the accounts of Actuant Corporation and its consolidated subsidiaries (“Actuant” or the “Company”). Actuant consolidates companies in which it owns or controls more than fifty percent of the voting shares. The results of companies acquired or disposed of during the fiscal year are included in the Consolidated Financial Statements from the effective date of acquisition or until the date of disposal. All intercompany balances, transactions and profits have been eliminated in consolidation.

On October 18, 2007, the Company announced that its board of directors had approved a two-for-one stock split of its Class A common stock payable on November 8, 2007 to shareholders of record on October 29, 2007. The split was in the form of a stock dividend. All prior periods presented have been adjusted to reflect the stock split.

Prior year amounts have been reclassified where appropriate to conform to current year presentations. During the second quarter of 2009, the Company’s financial reporting segments were modified to reflect changes in the portfolio of businesses, due to acquisitions, as well as changes in business reporting lines. All amounts and disclosures in these financial statements have been adjusted to reflect the current reportable segments: Industrial, Energy, Electrical and Engineered Solutions.

Cash Equivalents:    The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.

Inventories:    Inventories are comprised of material, direct labor and manufacturing overhead, and are stated at the lower of cost or market. Inventory cost is determined using the last-in, first-out (“LIFO”) method for a portion of the U.S. owned inventory (approximately 21% and 19% of total inventories in 2008 and 2007, respectively). The first-in, first-out or average cost methods are used for all other inventories. If the LIFO method were not used, inventory balances would be higher than the amounts in the Consolidated Balance Sheets by approximately $7 million and $5 million at August 31, 2008 and 2007, respectively.

The nature of the Company’s products is such that they generally have a very short production cycle. Consequently, the amount of work-in-process at any point in time is minimal. In addition, many parts or components are ultimately either sold individually or assembled with other parts making a distinction between raw materials and finished goods impractical to determine. Other locations maintain and manage their inventories using a job cost system where the distinction of categories of inventory by state of completion is also not available. As a result of these factors, it is neither practical nor cost effective to segregate the amounts of raw materials, work-in-process or finished goods inventories at the respective balance sheet dates, as segregation would only be possible as the result of physical inventories which are taken at dates different from the balance sheet dates.

Property, Plant and Equipment:    Property, plant and equipment are stated at cost. Plant and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, ranging from ten to twenty-five years for buildings and improvements and two to seven years for machinery and equipment. Leasehold improvements are amortized over the life of the related asset or the term of the lease, whichever is shorter.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Impairment of Long-lived Assets:    The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. In those cases, the Company performs undiscounted operating cash flow analyses to determine if an impairment exists for property, plant and equipment and other long-lived assets, excluding indefinite lived intangible assets. If an impairment is determined to exist, any related impairment loss is calculated based on fair value.

Goodwill and Other Intangible Assets:    Other intangible assets with definite lives, consisting primarily of purchased customer relationships, patents, trademarks and non-compete agreements, are amortized over periods from three to twenty-five years. Goodwill and other intangible assets with indefinite lives are not subject to amortization, but are subject to annual impairment testing.

Product Warranty Costs:    The Company recognizes the cost associated with its product warranties at the time of sale. The amount recognized is based on historical claims rates and current claim cost experience. The following is a reconciliation of the changes in accrued product warranty for fiscal years 2008 and 2007 (in thousands).

	2008	2007
Beginning balance	$10,070	$6,888
Warranty reserves of acquired businesses	50	1,723
Provision for warranties	9,720	8,819
Warranty payments and costs incurred	(10,725)	(7,575)
Impact of changes in foreign currency rates	194	215

Ending balance	$9,309	$10,070

Revenue Recognition:    Customer sales are recognized as revenue when the risk of loss and title pass to the customer, which is generally upon shipment. Customer sales are recorded net of allowances for returns and discounts, which are recognized as a deduction from sales at the time of sale. The Company commits to one-time or on-going trade discounts and promotions with customers that require the Company to estimate and accrue the ultimate costs of such programs. The Company maintains an accrual at the end of each period for the earned, but unpaid costs related to the programs. The Company provides for an allowance for doubtful accounts based on historical experience and a review of its existing receivables. Accounts Receivable are presented net of an allowance for doubtful accounts of $6.8 million and $7.9 million at August 31, 2008 and 2007, respectively.

Shipping and Handling Costs:    The Company records costs associated with shipping its products within cost of products sold.

Research and Development Costs:    Research and development costs are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products totaled approximately $17.3 million, $11.6 million and $9.7 million in fiscal 2008, 2007 and 2006, respectively.

Other Income/Expense:    Other income and expense primarily consists of foreign exchange gains and losses and royalties.

Financing Costs:    Financing costs represent interest expense, financing fees, amortization of debt issuance costs and accounts receivable financing costs, net of interest income earned.

Income Taxes:    The provision for income taxes includes federal, state, local and non-U.S. taxes on income. Tax credits, primarily for non-U.S. earnings and export programs, are recognized as a reduction of the provision for income taxes in the year in which they are available for tax purposes. Deferred taxes are provided on temporary differences between assets and liabilities for

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

financial and tax reporting purposes as measured by enacted tax rates expected to apply when temporary differences are settled or realized. Future tax benefits are recognized to the extent that realization of those benefits is considered to be more likely than not. A valuation allowance is established for deferred tax assets for which realization is not more likely than not of being realized. The Company has not provided for any residual U.S. income taxes on unremitted earnings of non-U.S. subsidiaries as such earnings are intended to be indefinitely reinvested.

See Note 9 “Income Taxes” for a discussion of the impact of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”).

Foreign Currency Translation:    The financial statements of the Company’s foreign operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and an appropriate weighted average exchange rate for each applicable period for revenues, expenses, and gains and losses. Translation adjustments are reflected in the Consolidated Balance Sheets and Consolidated Statements of Shareholders’ Equity caption “Accumulated other comprehensive income (loss).” Net (gains)/losses resulting from foreign currency transactions were $(3.2) million, $0.7 million, and $2.0 million in fiscal 2008, 2007 and 2006, respectively, and are included in “Other expense (income), net” in the Consolidated Statements of Earnings.

Use of Estimates:    The Company has recorded reserves or allowances for customer returns and discounts, doubtful accounts, inventory, incurred but not reported medical claims, environmental issues, warranty claims, workers compensation claims, product and non-product litigation, and incentive compensation. These reserves require the use of estimates and judgment. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The Company believes that such estimates are made with consistent and appropriate methods. Actual results may differ from these estimates under different assumptions or conditions.

Accounting for Derivatives and Hedging Activities:    All derivatives are recognized on the balance sheet at their estimated fair value. On the date a derivative contract is entered into, the Company designates the derivative as a hedge of a recognized asset or liability (“fair value” hedge), a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge), or a hedge of the net investment in a foreign operation. The Company does not enter into derivatives for speculative purposes. Changes in the fair value of a derivative that qualify as a fair value hedge are recorded in earnings along with the gain or loss on the hedged asset or liability. Changes in the fair value of a derivative that qualifies as a cash flow hedge are recorded in accumulated other comprehensive income, until earnings are affected by the variability of cash flows. Changes in the fair value of a derivative used to hedge the net investment in a foreign operation are also recorded in accumulated other comprehensive income.

Fair Value of Financial Instruments:    The fair value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, short-term borrowings and its variable rate long-term debt approximated book value as of August 31, 2008 and 2007 due to their short-term nature and the fact that the interest rates approximated year-end market rates of interest. The fair value of the Company’s outstanding $150.0 million 2% Convertible Senior Subordinated Debentures at August 31, 2008 was estimated to be $245.7 million based on the quoted market prices. The fair value of the Company’s outstanding $250.0 million of Senior Notes at August 31, 2008 was estimated to be $245.0 million based on the quoted market price. The fair value of the Company’s cross-currency interest rate swap agreements, with a notional value of €125.0 million, was $19.7 million and $6.5 million, at August 31, 2008 and 2007, respectively, as determined based on market prices.

New Accounting Pronouncements:    In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48 clarifies the way companies are to account for uncertainty in income tax reporting and filing and prescribes a consistent recognition threshold and measurement attribute for recognizing, derecognizing, and measuring the tax benefits of a tax

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

position taken, or expected to be taken, on a tax return. The adoption of FIN 48 on September 1, 2007 increased the amount recorded by the Company for uncertain tax positions by approximately $9.4 million. This increase was recorded as a reduction to fiscal 2008 opening retained earnings. See Note 9, “Income Taxes” for further discussion.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for the Company beginning in fiscal 2009. The Company is currently assessing the potential impact of SFAS No. 157 on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115.” This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. A company will report unrealized gains and losses on items for which the fair value option has been elected in earnings after adoption. SFAS No. 159 will be effective for the Company beginning in fiscal 2009. The Company does not anticipate any impact on the consolidated financial statements upon adoption of SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS No. 141(R)”). The objective of SFAS No. 141(R) is to improve the information provided in financial reports about a business combination and its effects. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired company at the acquisition date, measured at their fair values as of that date. SFAS No. 141(R) also requires the acquirer to recognize and measure the goodwill acquired in a business combination or a gain from a bargain purchase and how to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will be effective for us beginning in fiscal 2010.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”. The objective of SFAS No. 160 is to improve the financial information provided in consolidated financial statements. SFAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 also changes the way the consolidated income statement is presented, establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation, requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interest of the noncontrolling owners of a subsidiary are also required. SFAS No. 160 will be effective for the Company beginning in fiscal 2010. The adoption of SFAS No. 160 is not expected to have a significant impact on the consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 is intended to improve financial reporting by requiring transparency about the nature, purpose, location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under SFAS No 133; and how derivative instruments and related hedged items affect its financial position, financial performance and cash flows. SFAS No. 161 will be effective for the Company beginning in fiscal 2009. The adoption of SFAS No. 161 is not expected to have a significant impact on the Company’s consolidated financial statements.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 2.    Acquisitions

The Company completed several business acquisitions during each of the last three years. All of these transactions were accounted for using the purchase method of accounting; therefore, the results of operations are included in the accompanying Consolidated Financial Statements only since their acquisition dates. Additionally, all of the acquisitions resulted in the recognition of goodwill in the Company’s Consolidated Financial Statements because the purchase prices reflect the future earnings and cash flow potential of these companies, as well as the complementary strategic fit and resulting synergies these businesses bring to existing operations. The Company is continuing to evaluate the initial purchase price allocations for the acquisitions completed during fiscal 2008, and will adjust the allocations as additional information relative to the fair values of the assets and liabilities of the acquired businesses become known.

Fiscal 2008

On March 3, 2008, the Company acquired Superior Plant Services, LLC, (“SPS”) for approximately $57.7 million of cash. Headquartered in Terrytown, Louisiana, SPS is a specialized maintenance services company serving the North American oil & gas and nuclear power industries. Its services include field machining, flange weld testing, line isolation, bolting, heat treating, and metal disintegration. SPS is included in the Energy segment. The preliminary purchase price allocation resulted in $22.6 million assigned to goodwill (which is deductible for tax purposes), $0.2 million assigned to tradenames, $1.5 million assigned to non-compete agreements, and $25.3 million assigned to customer relationships. The amounts assigned to tradenames, non-compete agreements, and customer relationships are being amortized over 1, 5 and 15 years, respectively.

On September 13, 2007, the Company acquired Templeton, Kenly & Co, Inc. (“TK”) for approximately $47.3 million of cash. Headquartered in Broadview, Illinois, TK manufactures hydraulic pumps and tools, mechanical jacks, wrenches, and actuators. TK is included in the Industrial segment. The preliminary purchase price allocation resulted in $14.4 million assigned to goodwill (which is deductible for tax purposes), $1.7 million assigned to tradenames, $0.3 million assigned to non-compete agreements, $0.3 assigned to patents and $19.2 million assigned to customer relationships. The amounts assigned to non-compete agreements, patents and customer relationships are being amortized over 3, 5 and 15 years, respectively.

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition for the two businesses acquired during the fiscal year ended August 31, 2008 (in thousands):

Total
Accounts receivable, net	$7,806
Inventories	7,284
Other current assets	467
Property, plant & equipment	8,622
Goodwill	36,989
Other intangible assets	48,490
Trade accounts payable	(1,945)
Other current liabilities	(2,672)

Cash paid, net of cash acquired	$105,041

In addition to the $105.0 million of cash used for these two acquisitions in 2008, the Company paid approximately $5.1 million in earn-out and other related payments for previous acquisitions, which resulted in additional goodwill.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fiscal 2007

On June 29, 2007, the Company acquired BH Electronics, Inc. (“BH”) for approximately $30.0 million of cash. Headquartered in Munford, Tennessee, BH produces dashboard control panels and electronic assembly systems, primarily for the recreational boating market. BH is included in the Harsh Environment Electrical product line of our Electrical segment. The preliminary purchase price allocation resulted in $14.4 million assigned to goodwill (which is not currently deductible for tax purposes), $2.8 million assigned to tradenames, $0.1 million assigned to non-compete agreements and $9.3 million assigned to customer relationships. The amounts assigned to non-compete agreements and customer relationships will be amortized over 3 and 15 years, respectively.

On April 16, 2007, the Company acquired T.T. Fijnmechanica B.V. (“TTF”) for approximately $23.0 million of cash. Headquartered in Roermond, The Netherlands, TTF supplies products and systems for use in the bridge building, infrastructure, and heavy lifting markets. Products include wedges, anchor heads, multi-strand jacks, and heavy lifting systems. TTF is included in the Industrial segment. The preliminary purchase price allocation resulted in $11.8 million assigned to goodwill (which is not currently deductible for tax purposes), $2.7 million assigned to tradenames, $0.7 million assigned to non-compete agreements and $6.8 million assigned to customer relationships. The amounts assigned to non-compete agreements and customer relationships are being amortized over 3 and 15 years, respectively.

On January 22, 2007, the Company acquired all of the outstanding stock of Injectaseal Deutschland GmbH (“Injectaseal”) for $13.0 million of cash. Headquartered in Kerpen, Germany, Injectaseal provides leak management, on-site machining, pipeline intervention, and safety valve testing services primarily to Western European oil & gas and power generation companies. Injectaseal is included in the Energy segment. The preliminary purchase price allocation resulted in $11.2 million assigned to goodwill (which is not currently deductible for tax purposes), $0.1 million assigned to non-compete agreements and $1.8 million assigned to customer relationships. The amounts assigned to the non-compete agreements and the customer relationships are being amortized over 3 years and 15 years, respectively.

On January 5, 2007, the Company acquired all of the outstanding stock of Veha Haaksbergen B.V. (“Veha”) for $5.0 million of cash. Headquartered in Haaksbergen, The Netherlands, Veha manufactures a wide range of machined products, including hydraulic cylinders. Veha is included in the Industrial segment. The preliminary purchase price allocation resulted in $2.2 million assigned to goodwill (which is not currently deductible for tax purposes), $0.2 million to non-compete agreements and $0.5 million assigned to customer relationships. The amounts assigned to the non-compete agreements and customer relationships are being amortized over 3 years and 10 years, respectively.

On December 22, 2006, the Company acquired all of the outstanding stock of Maxima Technologies (“Maxima”) for $91.0 million, including the assumption of approximately $1.9 million of Maxima’s debt. Maxima, headquartered in Lancaster, Pennsylvania, is a global electronics company specializing in custom-engineered and standard vehicle instrumentation, controls, components, and systems for low-to-medium volume severe-duty applications. Maxima serves the marine, agricultural, construction equipment, industrial, specialty vehicle, and automotive aftermarket. Maxima is included in the Other product line of the Engineered Solutions segment. The preliminary purchase price allocation resulted in $45.9 million assigned to goodwill (which is not currently deductible for tax purposes), $7.7 million assigned to tradenames, $6.8 million assigned to patents and $19.3 million assigned to customer relationships. The amounts assigned to patents and customer relationships are being amortized over periods of 10 and 15 years, respectively.

Fiscal 2006

On August 17, 2006, the Company acquired all of the outstanding stock of Actown-Electrocoil, Inc. for $23.8 million, net of cash acquired. Actown, based in Spring Grove, Illinois, produces custom transformers, coils, neon transformers and LED lighting systems to global OEMs including low-voltage lighting, construction, factory automation, wireless communication and power generation. Actown is included in the Power Transformation product line of our Electrical segment. The purchase price allocation resulted in $12.0 million assigned to goodwill (which is not currently deductible for tax purposes), $5.4 million assigned to tradenames, and $1.1 million assigned to customer relationships which is being amortized over 10 years.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On April 28, 2006, the Company acquired all of the outstanding stock of Precision Sure-Lock (“PSL”) for $42.3 million, net of cash acquired. PSL, based in Dallas, Texas, produces concrete pre- and post-tensioning products including chucks and wedges, stressing jacks, and anchors used in residential, commercial, and public works concrete construction, underground mining, and ground stabilization. PSL is included in the Industrial segment. The purchase price allocation resulted in $26.5 million assigned to goodwill (which is not currently deductible for tax purposes), $8.5 million assigned to tradenames and $7.8 million assigned to customer relationships which is being amortized over 15 years.

On April 21, 2006, the Company acquired all of the outstanding stock of D. L. Ricci (“Ricci”) for $52.4 million, net of cash acquired. Ricci, based in Red Wing, Minnesota, sells and rents portable machining equipment and provides industrial field service for power plants, refineries, chemical plants, offshore drilling rigs, mines and other industrial applications. Ricci is included in the Energy segment. The purchase price allocation resulted in $27.5 million assigned to goodwill (which is deductible for tax purposes), $5.0 million assigned to tradenames, $5.1 million assigned to patents, $0.4 million assigned to non-compete agreements and $8.4 million assigned to customer relationships. The amounts assigned to patents, non-compete agreements and customer relationships are being amortized over periods of 15, 5 and 20 years, respectively.

On December 16, 2005, the Company acquired all of the outstanding stock of B.E.P. Marine Limited (“B.E.P. Marine” or the “B.E.P. acquisition”) for $7.6 million of cash. B.E.P. Marine, based in Auckland, New Zealand, provide control panels, digital monitoring systems, battery switches and battery distribution products, waterproof switch panels, and gas detectors primarily to original equipment manufacturer (OEM) boat builders and the marine aftermarket. B.E.P.’s product offering complements the existing product line offered by and included in the Harsh Environment Electrical product line of our Electrical segment. The purchase price allocation resulted in $3.9 million assigned to goodwill (which is not currently deductible for tax purposes), $0.9 million assigned to tradenames, $0.6 million assigned to patents and $0.7 million assigned to customer relationships. The amounts assigned to patents and customer relationships are being amortized over periods of 11 years and 10 years, respectively.

The following unaudited pro forma results of operations of the Company give effect to all acquisitions completed since September 1, 2005 as though the transactions and related financing activities had occurred on September 1, 2005 (in thousands, except per share amounts).

	Fiscal Year Ended August 31,
	2008	2007	2006
Net sales
As reported	$1,663,943	$1,458,748	$1,201,158
Pro forma	1,677,236	1,580,383	1,447,014
Net earnings
As reported	$122,544	$104,952	$92,588
Pro forma	121,991	106,884	96,164
Basic earnings per share
As reported	$2.20	$1.92	$1.71
Pro forma	2.19	1.95	1.77
Diluted earnings per share
As reported	$1.93	$1.69	$1.50
Pro forma	1.92	1.72	1.56

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 3.    Restructuring

The Company initiated plans to restructure its European Electrical business (Electrical segment) during the fourth quarter of fiscal 2006. These plans were designed to reduce operating costs and increase profitability. The Company completed the restructuring activities in the second quarter of fiscal 2008, at a cumulative pre-tax cost of $20.8 million. A rollforward of the European Electrical restructuring reserve follows (in thousands):

	2008	2007
Beginning balance	$2,150	$4,404
Restructuring charges	10,473	5,395
Cash payments	(5,321)	(4,027)
Product line rationalization	(2,575)	(3,512)
Impact of changes in foreign currency rates	336	(110)

Ending balance	$5,063	$2,150

The remaining $5.1 million of accrued restructuring costs at August 31, 2008 primarily represent severance costs and holding costs for idle facilities. The severance costs will be paid over the next fiscal year while the facility costs will be paid over the term of the lease.

Note 4.    Accounts Receivable Securitization

The Company maintains an accounts receivable securitization program whereby it sells certain of its trade accounts receivable to a wholly owned, bankruptcy-remote special purpose subsidiary which, in turn, sells participating interests in its pool of receivables to a third-party financial institution (the “Purchaser”). The Purchaser receives an ownership and security interest in the pool of receivables. New receivables are purchased by the special purpose subsidiary and participation interests are resold to the Purchaser as collections reduce previously sold participation interests. The Company has retained collection and administrative responsibilities on the participation interests sold. The Purchaser has no recourse against the Company for uncollectible receivables; however, the Company’s retained interest in the receivable pool is subordinate to the Purchaser and is recorded at fair value. Due to a short average collection cycle of approximately 60 days for such accounts receivable and the Company’s collection history, the fair value of the Company’s retained interest approximates book value. Book value of accounts receivable in the accompanying Consolidated Balance Sheets is comprised of the gross accounts receivable retained interest less a reserve for doubtful accounts, which is calculated based on a review of the specific receivable issues and supplemented by a general reserve based on past collection history. The retained interest recorded at August 31, 2008 and 2007 was $47.7 million and $47.2 million, respectively, and is included in accounts receivable in the accompanying Consolidated Balance Sheets. The Company amended its securitization program in May 2007 to increase capacity from $60 million to $65 million and then again in September 2008 to extend the final maturity date to September 2009. Trade accounts receivables sold and being serviced by the Company totaled $52.9 million and $56.5 million at August 31, 2008 and August 31, 2007, respectively.

Sales of trade receivables from the special purpose subsidiary totaled $457.9 million, $403.2 million, and $367.5 million for the years ended August 31, 2008, 2007, and 2006, respectively. Cash collections of trade accounts receivable balances in the total receivable pool (including both sold and retained portions) totaled $803.4 million, $709.2 million, and $597.7 million for the years ended August 31, 2008, 2007, and 2006, respectively.

The accounts receivables securitization program is accounted for as a sale in accordance with FASB Statement No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities—a Replacement of FASB Statement No. 125.” Sales of trade receivables are reflected as a reduction of accounts receivable in the accompanying Consolidated Balance Sheets and the proceeds received are included in cash flows from operating activities in the accompanying Consolidated Statements of Cash Flows.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table provides additional information about delinquencies and net credit losses for trade accounts receivable subject to the accounts receivable securitization program (in thousands).

	Balance Outstanding August 31,		Balance Outstanding 60 Days or More Past Due August 31,		Net Credit Losses Year Ended August 31,
	2008	2007	2008	2007	2008	2007
Trade accounts receivable subject to securitization program	$100,603	$103,706	$8,251	$6,963	$790	$968
Trade accounts receivable balances sold	52,943	56,518

Retained interest	$47,660	$47,188

Accounts receivable financing costs of $2.6 million, $3.2 million, and $2.4 million for the years ended August 31, 2008, 2007 and 2006, respectively, are included in financing costs, net in the accompanying Consolidated Statements of Earnings.

Note 5.    Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the years ended August 31, 2008 and 2007 are presented in the following table (in thousands):

	Industrial	Energy	Electrical	Engineered Solutions	Total
Balance as of August 31, 2006	$33,464	$100,346	$194,195	$177,423	$505,428
Businesses acquired	14,526	10,852	14,380	45,872	85,630
Purchase accounting adjustments	29	—	1,172	(198)	1,003
Currency impact	2,140	2,533	1,744	1,363	7,780

Balance as of August 31, 2007	50,159	113,731	211,491	224,460	599,841
Businesses acquired	14,416	22,573	—	—	36,989
Purchase accounting adjustments	(116)	2,212	1,019	—	3,115
Currency impact	878	(5,359)	1,897	2,501	(83)

Balance as August 31, 2008	$65,337	$133,157	$214,407	$226,961	$639,862

The gross carrying amount and accumulated amortization of the Company’s intangible assets that have defined useful lives and are subject to amortization as of August 31, 2008 and 2007 are as follows (in thousands):

	August 31, 2008			August 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer Relationships	$163,956	$24,529	$139,427	$120,505	$15,181	$105,324
Patents	44,200	21,289	22,911	44,922	18,284	26,638
Trademarks	6,556	3,640	2,916	6,437	3,061	3,376
Non-compete agreements	3,914	1,784	2,130	1,930	1,133	797
Other	656	318	338	656	211	445

	$219,282	$51,560	$167,722	$174,450	$37,870	$136,580

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The gross carrying amount of the Company’s intangible assets that have indefinite lives and are not subject to amortization as of August 31, 2008 and 2007 are $124.7 million and $123.8 million, respectively. These assets are comprised of acquired tradenames.

The increase in the gross carrying amounts of goodwill and other intangible assets is the result of acquisitions completed in fiscal 2008 and the impact of changes in foreign currency rates. See Note 2, “Acquisitions,” for additional details.

Amortization expense recorded on intangible assets for the years ended August 31, 2008, 2007 and 2006 was $14.8 million, $10.9 million and $7.7 million respectively. Amortization expense for future years is estimated to be as follows: $15.3 million in fiscal 2009, $14.9 million in fiscal 2010, $14.3 million in fiscal 2011, $13.8 million in fiscal 2012, $12.6 million in fiscal 2013, and $96.8 million thereafter.

Note 6.    Debt

Long-term Debt:    The Company’s long-term indebtedness at the end of its two most recently completed fiscal years was as follows (in thousands):

	August 31,
	2008	2007
Senior Credit Facility
Commercial paper	$—	$—
Revolver	—	—
Term loan	155,000	155,000
6 7/8 Senior notes	249,137	249,039
Other	19,681	7,618

Sub-total—Senior indebtedness	423,818	411,657
Senior subordinated convertible debentures (“2% Convertible Notes”), due 2023	150,000	150,000

Total debt, excluding short-term borrowings	573,818	561,657
Less: current maturities of long-term debt	—	(519)

Total long-term debt, less current maturities	$573,818	$561,138

The Company’s senior credit facility provides for $155.0 million of term loans in addition to a $250.0 million revolver. The term loans mature on December 22, 2009, while the revolver matures on February 19, 2009. At August 31, 2008, the term loans bore an interest rate of 3.349%, which represented LIBOR plus a 0.875% borrowing spread. All senior credit facility borrowings (term loans and revolver) are subject to a pricing grid, which can result in further increases or decreases to the borrowing spread on a quarterly basis, depending on the Company’s debt to EBIDTA leverage ratios. In addition, a non-use fee is payable quarterly on the average unused credit line under the revolver. At August 31, 2008, the non-use fee was 0.20%. The senior credit facility contains customary limits and restrictions concerning investments, sales of assets, liens on assets, fixed charge coverage ratios, maximum leverage, dividends and other restricted payments. As of August 31, 2008, the Company was in compliance with all debt covenants.

There were no commercial paper borrowings outstanding at August 31, 2008. Total commercial paper outstanding cannot exceed $100.0 million under the terms of the senior credit facility. The revolver provides the liquidity backstop for outstanding commercial paper. The combined outstanding balance of the revolver and any outstanding commercial paper cannot exceed $250.0 million. The unused and available credit line under the revolver at August 31, 2008 was approximately $250.0 million, but we subsequently borrowed funds to complete the acquisition of the Cortland Companies on September 26, 2008 (see Note 16, “Subsequent Events”).

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On June 12, 2007, the Company issued $250.0 million of 6.875% Senior Notes (the “Senior Notes”) at an approximate $1.0 million discount, generating net proceeds of $249.0 million. The Senior Notes were issued at a price of 99.607% to yield 6.93%, and require no principal installments prior to their June 15, 2017 maturity. The approximate $1.0 million initial issuance discount is being amortized through interest expense over the 10 year life of the Senior Notes. The net proceeds from the Senior Notes were used to reduce the outstanding term loans under the senior credit facility from $400.0 million to $155.0 million.

In November 2003, the Company sold $150.0 million aggregate principal amount of Senior Subordinated Convertible Debentures due November 15, 2023 (the “2% Convertible Notes”). The 2% Convertible Notes bear interest at a rate of 2.0% annually which is payable on November 15 and May 15 of each year. Beginning with the six-month interest period commencing November 15, 2010, holders will receive contingent interest if the trading price of the 2% Convertible Notes equals or exceeds 120% of their underlying principal amount over a specified trading period. If payable, the contingent interest shall equal 0.25% of the average trading price of the 2% Convertible Notes during the five days immediately preceding the applicable six-month interest periods. The Company has the right to force conversion of all or part of the 2% Convertible Notes on or after November 20, 2010. The 2% Convertible Notes are convertible into shares of the Company’s Class A common stock at a conversion rate of 50.1126 shares per $1,000 of principal amount, which equals a conversion price of approximately $19.96 per share (subject to adjustment).

Derivative Instruments:    In January 2005, the Company entered into interest rate swap contracts that have a total notional value of $100.0 million and have maturity dates of December 22, 2009. These interest rate swap contracts paid the Company variable interest at the three month LIBOR rate, and the Company paid the counterparties a fixed interest rate of 4.10%. On October 9, 2007, the Company terminated these interest rate swap agreements in order to reduce its mix of fixed rate debt to total debt. The Company received $1.4 million on the termination as payment for full settlement of the fair value, which is being amortized into income over the remaining life of the original contracts.

The Company has significant investments in foreign subsidiaries, and the net assets of these subsidiaries are exposed to currency exchange rate volatility. In August 2006 and May 2007, the Company entered into cross-currency interest rate swap agreements (the “swap agreements”) between the U.S. dollar and the Euro to hedge its net investment in European subsidiaries. The swap agreements have a total notional value of €125.0 million ($183.4 million equivalent) and a maturity date of November 30, 2009. All swap agreements contain an embedded interest rate swap for which the counterparty pays the Company a variable interest at the three month LIBOR rate, and the Company will pay the counterparties variable interest at the three month EURIBOR rate. At the fiscal years ended August 31, 2008 and 2007, $19.7 million and $6.5 million of net losses related to the hedge of the net investment in foreign operations were included in long-term debt in the accompanying Consolidated Balance Sheets.

Short-term Borrowings:    Short-term borrowings consist of foreign subsidiary overdraft borrowings. Certain of the Company’s foreign subsidiaries are parties to unsecured non-committed lines of credit with various banks. Interest rates vary depending on the currency being borrowed.

The Company made cash interest payments of $35.0 million, $28.3 million, and $23.1 million in fiscal 2008, 2007 and 2006, respectively.

Note 7.    Leases

The Company leases certain facilities, computers, equipment and vehicles under various lease agreements generally over periods of one to twenty years. Under most arrangements, the Company pays the property taxes, insurance, maintenance and expenses related to the leased property. Many of the leases include provisions that enable the Company to renew the lease based upon fair value rental rates on the date of expiration of the initial lease.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future obligations under non-cancelable operating leases in effect at August 31, 2008 are as follows: $23.1 million in fiscal 2009; $18.7 million in fiscal 2010; $13.7 million in fiscal 2011; $10.1 million in fiscal 2012; $7.5 million in fiscal 2013; and $30.7 million thereafter. Total rental expense under operating leases was $31.5 million, $25.0 million and $20.3 million in fiscal 2008, 2007 and 2006, respectively. The Company is also contingently liable for certain leases entered into by a former subsidiary. See Note 14, “Contingencies and Litigation,” for further information.

Note 8.    Employee Benefit Plans

Defined Benefit Pension Plans

The Company has several defined benefit pension plans which cover certain existing and former employees of domestic businesses it acquired, that were entitled to those benefits prior to acquisition, or existing and former employees of foreign businesses. Most of the U.S. defined benefit pension plans are frozen, and as a result, the majority of the plan participants no longer earn additional benefits, while most non-U.S. defined benefit plans continue to earn additional benefits. The following table provides detail of changes in the projected benefit obligations, the fair value of plan assets and the funded status of the Company’s defined benefit pension plans as of the Company’s August 31 measurement date (in thousands).

	U.S. Pension Plans		Non-U.S. Pension Plans
	Year Ended August 31,		Year Ended August 31,
	2008	2007	2008	2007
Reconciliation of benefit obligations:
Benefit obligation at beginning of year	$36,959	$37,494	$26,845	$27,033
Service cost	83	83	493	619
Interest cost	2,254	2,200	1,519	1,337
Actuarial gain (loss)	(574)	(876)	63	(2,641)
Benefits paid	(2,030)	(1,942)	(1,045)	(893)
Curtailments and settlements	—	—	(941)	(267)
Foreign exchange impact	—	—	1,283	1,657

Benefit obligation at end of year	$36,692	$36,959	$28,217	$26,845

Reconciliation of plan assets:
Fair value of plan assets at beginning of year	$33,453	$30,854	$6,035	$5,499
Actual return on plan assets	(2,189)	3,777	(524)	40
Company contributions	1,808	764	5,436	1,045
Benefits paid from plan assets	(2,030)	(1,942)	(1,045)	(893)
Foreign exchange impact	—	—	(311)	344

Fair value of plan assets at end of year	$31,042	$33,453	$9,591	$6,035

Funded status of the plans	$(5,650)	$(3,506)	$(18,626)	$(20,810)

Amounts recognized in the balance sheet:
Non-current assets	$—	$—	$13	$—
Current liabilities	(210)	(275)	(11)	(817)
Non-current liabilities	(5,440)	(3,231)	(18,628)	(19,993)

Net liabilities	$(5,650)	$(3,506)	$(18,626)	$(20,810)

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table provides detail on the Company’s net periodic benefit costs (in thousands):

	U.S. Pension Plans			Non-U.S. Pension Plans
	Year ended August 31,			Year ended August 31,
	2008	2007	2006	2008	2007	2006
Components of net periodic benefit cost:
Service cost	$83	$83	$76	$493	$619	$644
Interest cost	2,254	2,200	2,096	1,519	1,337	1,113
Expected return on assets	(2,807)	(2,524)	(2,427)	(526)	(266)	(264)
Amortization of actuarial loss	8	147	444	4	26	105
Other	—	—	—	—	(130)	—

Benefit cost (credit)	$(462)	$(94)	$189	$1,490	$1,586	$1,598

At August 31, 2008 and 2007, $4.9 million and $1.4 million, respectively, related to pension plan actuarial gains and losses, which have not yet been recognized in net periodic benefit cost, were included in accumulated other comprehensive income, net of income taxes. During 2009, $0.1 million of these actuarial gains and losses are expected to be recognized in net periodic benefit cost, net of tax.

Weighted-average assumptions used to determine benefit obligations as of August 31 and weighted-average assumptions used to determine net periodic benefit cost for the years ended August 31 are as follows:

	U.S. Pension Plans			Non-U.S. Pension Plans
	2008	2007	2006	2008	2007	2006
Assumptions for benefit obligations:
Discount rate	6.50%	6.25%	6.00%	5.59%	5.21%	4.75%
Rate of compensation increase	n/a	n/a	n/a	2.25%	1.98%	1.96%

Assumptions for net periodic benefit cost:
Discount rate	6.25%	6.00%	5.25%	5.21%	4.75%	3.99%
Expected return on plan assets	8.50%	8.50%	8.50%	5.26%	5.19%	5.19%
Rate of compensation increase	n/a	n/a	n/a	1.98%	1.96%	1.75%

The accumulated benefit obligation is the actuarial present value of benefits based on service rendered and current and past compensation levels. This differs from the projected benefit obligation in that it includes no assumption about future compensation levels. There is no difference between the accumulated and projected benefit obligations of the Company’s domestic defined benefit pension plans because the majority of these plans are frozen and plan participants do not earn future benefits. For the limited number of employees who do earn future benefits, the benefit is not based on future salary levels, and therefore, compensation changes do not impact the liability.

The following table summarizes information related to the Company’s Non-U.S. pension plans with an accumulated benefit obligation (ABO) in excess of the fair value of plan assets as of August 31:

	2008	2007
Pension plans with ABOs in excess of fair value of plan assets:
Accumulated benefit obligation	$25,819	$24,673
Fair value of plan assets	$7,513	$4,280
Number of plans	8	8

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information related to the Company’s Non-U.S. pension plans with a projected benefit obligation (PBO) in excess of the fair value of plan assets as of August 31:

	2008	2007
Pension plans with PBOs in excess of fair value of plan assets:
Projected benefit obligation	$26,152	$26,845
Fair value of plan assets	$7,513	$6,035
Number of plans	8	9

The Company employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return for U.S. pension plan assets, at a prudent level of risk. The investment portfolio contains a diversified blend of equity and fixed income investments. Within the equity allocation, a blend of growth and value investments are maintained in a variety of market capitalizations and diversified between U.S. and non-U.S. stocks. The Company’s targeted asset allocation as a percentage of total market value is 60% to 80% equity securities and the remainder fixed income securities and cash. Additionally, cash balances are maintained at levels adequate to meet near-term plan expenses and benefit payments. Investment risk is measured and monitored on an ongoing basis through semi-annual investment portfolio reviews.

The Company’s overall expected long-term rate of return for assets in U.S. pension plans is 8.50%. The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories. The return is based on historical returns adjusted to reflect the current view of the long-term investment market. The Company’s U.S. pension plan asset investment allocations at August 31, 2008 and 2007, by asset category are summarized below (in thousands):

	August 31, 2008	August 31, 2007
Equity securities	$20,813	$23,780
Fixed income securities	9,243	9,328
Cash	986	345

Total	$31,042	$33,453

The plan assets of Non-U.S. pension plans consist primarily of participating units in common stock and bond funds. The Company’s overall expected long-term rate of return on assets is 5.26%. This expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories.

Projected benefit payments to participants in the Company’s pension plans are as follows (in thousands):

Years Ended August 31,	U.S. Defined Pension Plans	Non-U.S. Defined Pension Plans
2009	$2,120	$987
2010	2,170	1,061
2011	2,214	1,077
2012	2,256	1,697
2013	2,345	1,349
2014-2018 (in total)	13,080	9,398

During 2009, the Company anticipates contributing $0.2 million to U.S. pension plans and $1.3 million to Non-U.S. pension plans.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Post-Retirement Health Benefit Plans

The Company provides other post-retirement health benefits (“OPEB”) to certain existing and former employees of domestic businesses it acquired, that were entitled to those benefits prior to acquisition. These unfunded plans had a benefit obligation of $3.5 million and $3.8 million at August 31, 2008 and 2007, respectively. The valuation of these obligations utilized assumptions consistent with those used for U.S. defined pension plans and a health care cost trend rate of 8%, trending downward to 5% by the year 2014, and remaining level thereafter. A one percentage-point increase or decrease in the assumed health care cost trend rate would increase or decrease the postretirement benefit obligation by approximately $0.1 million and would not have a material effect on aggregate service and interest cost components. Net periodic benefit costs for the other post retirement benefits were $(0.2) million, $(0.2) million, and $(0.1) million for the years ended August 31, 2008, 2007, and 2006, respectively. Benefit payments from the plan are funded through participant contributions and Company contributions which are expected to be $0.4 million for the year ended August 31, 2009.

Defined Contribution Benefit Plans

The Company maintains a 401(k) Plan for substantially all full time U.S. employees (the “401(k) Plan”). Under plan provisions, the Company issues new shares of Class A Common Stock for its contributions and allocates such shares to accounts set aside for each employee’s retirement. Employees generally may contribute up to 50% of their compensation to individual accounts within the 401(k) Plan. While contributions vary, the Company makes core contributions to employee accounts that generally equal 3% of each employee’s annual cash compensation, subject to IRS limitations. In addition, the Company matches approximately 25% of each employee’s contribution up to the employee’s first 6% earnings. Company common stock contributions to defined contribution benefit plans totaled approximately $4.9 million, $3.9 million and $3.7 million during the years ended August 31, 2008, 2007 and 2006, respectively.

Deferred Compensation Plan

The Company maintains a deferred compensation plan to allow eligible U.S. employees to defer receipt of current compensation in order to provide future saving benefits. Eligibility is limited to employees that earn compensation that exceeds certain pre-defined levels. Participants have the option to invest their deferrals in a fixed income investment at a specified interest rate, in Actuant Common Stock, or a combination of the two. The fixed income portion of the plan is currently unfunded, and therefore all compensation deferred under the plan is held by the Company and commingled with its general assets. Liabilities of $9.5 million and $7.1 million are included in “Other long-term liabilities” on the Consolidated Balance Sheets at August 31, 2008 and 2007, respectively, to reflect the unfunded portion of the deferred compensation liability. The Company recorded expense of $0.7 million, $0.5 million and $0.3 million for the years ended August 31, 2008, 2007 and 2006, respectively, related to interest on participant deferrals in the fixed income investment option. Actuant Common Stock issued by the Company to fund the plan is held in a rabbi trust. Company shares held by the rabbi trust are accounted for in a manner similar to treasury stock and are recorded at cost in “Stock held in trust” within shareholders’ equity with the corresponding deferred compensation liability also recorded within shareholders’ equity. Since no investment diversification is permitted within the trust, changes in fair value are not recognized. The shares held in the trust are included in both the basic and diluted earnings per share calculations. The cost of the shares held in the trust was $0.8 million and $0.6 million at August 31, 2008 and 2007, respectively.

Long Term Incentive Plan

The Company adopted a long term incentive plan in July 2006 to provide certain executive officers with an opportunity to receive a lump sum cash incentive payment based on the attainment of a $50 per share Actuant Common Stock price appreciation target over an 8 year period. The Company recorded expense of $1.7 million, $1.1 million and $0.3 million for the years ended August 31, 2008, 2007 and 2006, respectively. A liability of $3.1 million and $1.4 million is included in “Other long-term liabilities” on the Consolidated Balance Sheets at August 31, 2008 and 2007, respectively. The minimum and maximum payments under the plan, depending on the attainment of the $50 per share stock price appreciation target, are $0 million and $20 million, respectively.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Non-U.S. Benefit Plans

The Company contributes to a number of other retirement programs, primarily government mandated, for employees outside the United States. Benefit expense under these programs amounted to approximately $5.2 million, $4.6 million and $3.1 million in fiscal 2008, 2007 and 2006, respectively.

Note 9. Income	Taxes

Income tax expense is summarized below (in thousands):

	Year ended August 31,
	2008	2007	2006
Currently payable:
Federal	$23,607	$21,284	$14,925
Foreign	23,570	14,562	15,589
State	2,276	2,594	1,481

	49,453	38,440	31,995

Deferred:
Federal	4,633	6,623	1,315
Foreign	1,226	1,666	114
State	53	52	(38)

	5,912	8,341	1,391

Income tax expense	$55,365	$46,781	$33,386

Income tax expense recognized in the accompanying Consolidated Statements of Earnings differs from the amounts computed by applying the Federal income tax rate to earnings before income tax expense. A reconciliation of income taxes at the Federal statutory rate to the effective tax rate is summarized in the following table:

	Year ended August 31,
	2008	2007	2006
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of Federal effect	1.3%	1.7%	1.2%
Net effect of foreign tax rates and credits	(10.6)%	(7.6)%	(6.2)%
Foreign restructuring and valuation allowance	1.9%	0.7%	(3.7)%
Other items	3.5%	1.0%	0.2%

Effective income tax rate	31.1%	30.8%	26.5%

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Temporary differences and carryforwards that gave rise to deferred tax assets and liabilities include the following items (in thousands):

	Year ended August 31,
	2008	2007
Deferred income tax assets:
Operating loss and tax credit carryforwards	$26,958	$22,692
Compensation related reserves	6,010	6,824
Postretirement benefit accruals	4,402	5,084
Inventory items	3,990	3,498
Restructuring expenses	212	601
Deferred income	888	657
Book reserves and other items	15,139	9,820

Total deferred income tax assets	57,599	49,176
Valuation allowance	(21,952)	(17,993)

Net deferred income tax assets	35,647	31,183
Deferred income tax liabilities:
Depreciation and amortization	(105,768)	(107,935)
2% Convertible Notes interest	(17,563)	(11,915)
Other items	(80)	(95)

Deferred income tax liabilities	(123,411)	(119,945)

Net deferred income tax liability	$(87,764)	$(88,762)

The valuation allowance primarily represents a reserve for foreign and domestic state loss carryforwards for which utilization is uncertain. The majority of the foreign losses may be carried forward indefinitely. The state loss carryforwards expire in various years through 2020.

The deductibility for tax purposes of the 2% Convertible Notes interest may have to be recaptured, in part or in whole, if the notes are redeemed for cash instead of converted into the Company’s Class A common stock. If the 2% Convertible Notes are ultimately converted into the Company’s Class A common stock, the deferred tax liability would be eliminated through an adjustment to the Company’s shareholders’ equity and would not impact current tax accounts.

As discussed in Note 1, “Summary of Significant Accounting Policies,” the Company adopted the provisions of FIN 48 on September 1, 2007. As a result of the implementation of FIN 48, the Company recognized a $9.4 million increase in the liability for unrecognized tax benefits, which was accounted for as a reduction to September 1, 2007 retained earnings. Changes in the Company’s gross liability for unrecognized tax benefits, excluding interest and penalties, were as follows (in thousands):

2008
Unrecognized tax benefits, September 1, 2007	$20,801
Increase in unrecognized tax benefits for tax positions taken in a prior period	9,158
Decrease in unrecognized tax benefits for tax positions taken in a prior period	(63)
Decrease due to lapsing of statute of limitations	(24)

Unecognized tax benefits, August 31, 2008	$29,872

Substantially all of these unrecognized tax benefits, if recognized, would affect the effective income tax rate. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of August 31, 2008 and September 1, 2007 we had accrued approximately $3.2 million and $3.1 million, respectively for the payment of interest and penalties related to unrecognized tax benefits. With few exceptions, we are no longer subject to U.S. federal, state and local, and foreign income tax examinations by tax authorities in our major tax jurisdictions for years before fiscal 2003.

The Company’s policy is to remit earnings from foreign subsidiaries only to the extent any resultant foreign income taxes are creditable in the United States. Accordingly, the Company does not currently provide for the additional United States and foreign income taxes which would become payable upon remission of undistributed earnings of foreign subsidiaries. Undistributed earnings on which additional income taxes have not been provided amounted to approximately $231.9 million at August 31, 2008. If all such undistributed earnings were remitted, an additional income tax provision of approximately $22.9 million would have been necessary as of August 31, 2008.

Earnings before income taxes related to non-United States operations were $105.3 million, $70.5 million and $64.0 million for the years ended August 31, 2008, 2007 and 2006, respectively. Cash paid for income taxes (net of refunds) was $43.4 million, $39.1 million, and $27.7 million during the years ended August 31, 2008, 2007 and 2006, respectively.

Note 10.	Capital Stock

The authorized common stock of the Company as of August 31, 2008 consisted of 84,000,000 shares of Class A Common Stock, $0.20 par value, of which 56,002,228 shares were issued and outstanding; 1,500,000 shares of Class B Common Stock, $0.20 par value, none of which were issued and outstanding; and 160,000 shares of Cumulative Preferred Stock, $1.00 par value (“Preferred Stock”), none of which have been issued. Holders of both classes of the Company’s Common Stock are entitled to dividends, as the Company’s board of directors may declare out of funds legally available, subject to any contractual restrictions on the payment of dividends or other distributions on the Common Stock. If the Company were to issue any of its Preferred Stock, no dividends could be paid or set apart for payment on shares of Common Stock, unless paid in Common Stock, until dividends on all of the issued and outstanding shares of Preferred Stock had been paid or set apart for payment and provision had been made for any mandatory sinking fund payments.

On July 7, 2006 at a special meeting of shareholders of the Company, the shareholders of the Company approved an amendment to the Company’s Articles of Incorporation to increase the number of shares of Class A Common Stock authorized from 42,000,000 to 84,000,000.

The Company’s 2% Convertible Notes are convertible into 7,516,890 shares of the Company’s Class A Common Stock if certain stock price targets or other conditions are met. See Note 6, “Debt” for more information.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts):

	Year Ended August 31,
	2008	2007	2006
Numerator:
Net earnings	$122,544	$104,952	$92,588
Plus: 2% Convertible Notes financings costs, net of taxes	2,444	2,444	2,444

Net earnings for diluted earnings per share	$124,988	$107,396	$95,032

Denominator:
Weighted average common shares outstanding for basic earnings per share	55,813	54,751	54,261
Net effect of dilutive securities—employee stock compensation plans	1,503	1,360	1,423
Net effect of 2% Convertible Notes based on the if-converted method	7,517	7,517	7,517

Weighted average common and equivalent shares outstanding for diluted earnings per share	64,833	63,628	63,201

Basic Earnings Per Share:	$2.20	$1.92	$1.71
Diluted Earnings Per Share:	$1.93	$1.69	$1.50

Note 11.	Stock Plans

Stock options may be granted to officers and key employees under the Actuant Corporation 2002 Stock Plan (the “2002 Plan”) and the Actuant Corporation 2001 Stock Plan (the “2001 Plan”). At August 31, 2008, 6,000,000 shares of Class A Common Stock were authorized for issuance under the 2002 Plan (212,865 shares of which have been issued) and 1,600,000 shares of Class A Common Stock were authorized for issuance under the 2001 Plan (440,106 shares of which have been issued). At August 31, 2008, 24,784 shares and 2,067,071 shares are available for future award grants under the 2001 plan and the 2002 plan, respectively. Options generally have a maximum term of ten years and an exercise price equal to 100% of the fair market value of the Company’s common stock at the date of grant. Options generally vest 50% after three years and 100% after five years.

The 2001 Plan and 2002 Plan also permit the Company to grant shares of restricted stock to employees. The recipients of restricted shares have all of the rights of a stockholder of the Company, subject to certain restrictions on transferability and a risk of forfeiture. The provisions of restricted stock awards may vary from grant to grant with respect to vesting period and forfeitures, among other things. The Company generally records compensation expense equal to the market value of the restricted shares on the date of grant over the vesting period.

At August 31, 2008, a total of 640,000 shares of Class A Common Stock were authorized for issuance under the Director Plan, 160,000 shares of which have been issued through exercises of option grants. At August 31, 2008, 480,000 shares were reserved for issuance under the Actuant Corporation 2001 Director Stock Option Plan (the “Directors Plan”), consisting of 384,000 shares subject to outstanding options and 96,000 shares available for future option grants. Director stock options vest eleven months after date of grant and expire ten years from the option grant date. The options have an exercise price equal to 100% of the fair market value of the Company’s common stock at the date of grant.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of stock option activity under all plans as of August 31, 2008, and changes during the fiscal year then ended is presented below:

	Shares	Weighted- Average Exercise Price (Per Share)	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding on September 1, 2007	4,644,220	$16.52
Granted	1,014,815	28.58
Exercised	(305,650)	10.83
Forfeited	(137,052)	23.64

Outstanding on August 31, 2008	5,216,333	$19.01	6.2 years	$66.6 million

Exercisable on August 31, 2008	2,336,293	$11.01	4.0 years	$48.9 million

Intrinsic value is the difference between the market value of the stock at year end and the exercise price which is aggregated for all options outstanding and exercisable. A summary of the weighted-average grant-date fair value of options, total intrinsic value of options exercised, and cash receipts from options exercised is shown below (in thousands, except per share amounts):

	Year Ended August 31,
	2008	2007	2006
Weighted-average fair value of options granted (per share)	$10.39	$9.43	$10.75
Intrinsic value gain of options exercised	$6,575	$11,478	$6,276
Cash receipts from exercise of options	$3,310	$1,911	$1,805

A summary of the status of the Company’s restricted shares as of August 31, 2008, and changes during the year then ended, is presented below:

	Number of Shares	Weighted- Average Fair Value at Grant Date (Per Share)
Restricted Stock September 1, 2007	238,032	$29.45
Granted	20,751	29.04
Forfeited	(6,230)	32.11
Vested	(39,688)	20.75

Restricted Stock August 31, 2008	212,865	$29.58

As of August 31, 2008, there was $21.0 million of total unrecognized compensation cost related to share-based compensation for stock options and restricted stock outstanding. That cost is expected to be recognized over a weighted average period of 3.0 years. The total fair value of shares vested during the fiscal years ended August 31, 2008 and 2007 was $3.4 million and $4.0 million, respectively. The Company issues previously unissued shares of Class A common stock to satisfy stock option exercises and restricted stock vesting.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock based compensation expense was calculated using the Black-Scholes option pricing model for options granted in the first half of fiscal 2005 and a binomial pricing model for options granted thereafter. Assumptions used to determine the fair value of each option were based upon historical data and standard industry valuation practices and methodology. The following weighted-average assumptions were used in each fiscal year:

	Fiscal Year Ended August 31,
	2008	2007	2006
Dividend yield	0.14%	0.17%	0.14%
Expected volatility	32.77%	32.66%	35.10%
Risk-free rate of return	3.24%	5.99%	4.30%
Expected forfeiture rate	15%	15%	15%
Expected life	6.0 years	6.0 years	5.8 years

Outside Director Deferred Compensation Plan

The Company has a deferred compensation plan that enables outside members of the Company’s board of directors to defer the receipt of fees earned for their services in exchange for Company common stock (which is placed in a rabbi trust). The amount deferred was used to purchase shares of Company stock on the open market. In 2007, the Company began issuing shares, which are placed in a rabbi trust. All distributions from the trust are required to be made in Company stock. Company shares held by the rabbi trust are accounted for in a manner similar to treasury stock and are recorded at cost as “stock held in trust” within shareholders’ equity with the corresponding deferred compensation liability also recorded within shareholders’ equity. Since no investment diversification is permitted within the trust, changes in fair value are not recognized. The shares held in the trust are included in both the basic and diluted earnings per share calculations. The cost of the shares held in the trust at August 31, 2008 and 2007 was $1.3 million and $1.1 million, respectively.

Note 12.	Accumulated Other Comprehensive Income

Accumulated other comprehensive income in the accompanying Consolidated Balance Sheets and Consolidated Statements of Shareholders Equity consists of the following (in thousands):

	August 31,
	2008	2007
Currency translation adjustments, net of tax	$9,195	$10,972
Unrecognized pension and OPEB actuarial gains (losses), net of tax	(2,566)	784
Other items, net of tax	520	1,120

Accumulated other comprehensive income	$7,149	$12,876

During the fourth quarter of fiscal 2008, the Company recorded a $2.5 million reduction to cumulative translation adjustment (CTA) related to the recognition of the income tax benefits on unrealized losses (related to changes in the fair value of the hedge of the net investment in foreign operations) which should have been recorded in CTA in prior years. The adjustment was not material to the Company’s financial position and had no impact on the Company’s net earnings for the current or prior periods.

Note 13.	Business Segment, Geographic and Customer Information

The Company is a manufacturer of a broad range of industrial products and systems and is organized into four reportable segments: Industrial, Energy, Electrical and Engineered Solutions.

The Industrial segment is primarily involved in the design, manufacture, and distribution of branded hydraulic and mechanical tools to the maintenance, industrial, infrastructure and production automation markets. The Energy segment provides joint integrity products and manpower services to the global oil and gas, power generation and energy markets. The Electrical segment is primarily involved in the design, manufacture and distribution of a broad range of electrical products to the retail DIY, wholesale, OEM, utility and marine markets. The Engineered Solutions segment provides highly engineered position and motion control systems to OEMs in various vehicle markets, as well as, a variety of other industrial products. The Company evaluates segment performance based primarily on net sales and operating profit.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables summarize financial information by reportable segment (in thousands).

	Year Ended August 31,
	2008	2007	2006
Net Sales:
Industrial	$374,497	$278,732	$227,504
Energy	212,400	160,410	110,461
Electrical	529,965	527,847	450,559
Engineered Solutions	547,081	491,759	412,634

	$1,663,943	$1,458,748	$1,201,158

Operating Profit:
Industrial	$113,808	$86,344	$66,536
Energy	47,985	34,941	20,217
Electrical	26,863	37,897	38,902
Engineered Solutions	53,603	47,370	44,777
General Corporate	(30,910)	(21,079)	(16,367)

	$211,349	$185,473	$154,065

Depreciation and Amortization:
Industrial	$5,222	$3,035	$1,886
Energy	11,466	8,563	6,529
Electrical	9,334	8,784	7,593
Engineered Solutions	17,365	14,701	11,066
General Corporate	1,322	891	699

	$44,709	$35,974	$27,773

Capital Expenditures:
Industrial	$6,203	$3,003	$1,487
Energy	9,228	7,700	3,084
Electrical	4,828	3,823	2,660
Engineered Solutions	10,642	10,873	9,391
General Corporate	13,506	6,092	3,083

	$44,407	$31,491	$19,705

Assets:
Industrial	$251,384	$180,652	$123,629
Energy	306,833	242,932	215,850
Electrical	464,105	471,410	427,254
Engineered Solutions	520,579	486,693	370,598
General Corporate	125,481	119,089	76,044

	$1,668,382	$1,500,776	$1,213,375

The comparability of the segment data is impacted by acquisitions in each fiscal year. See Note 2, “Acquisitions”.

Corporate assets, which are not allocated, principally represent capitalized debt issuance costs, deferred income taxes, the fair value of derivative instruments and the retained interest in trade accounts receivable (subject to the accounts receivable securitization program discussed in Note 4, “Accounts Receivable Securitization”).

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables summarize financial information by geographic region (in thousands).

	Year Ended August 31,
	2008	2007	2006
Net Sales:
United States	$815,482	$757,280	$633,555
Netherlands	270,234	227,193	184,986
Germany	139,394	125,980	109,058
United Kingdom	111,010	93,152	77,949
All Other	327,823	255,143	195,610

	$1,663,943	$1,458,748	$1,201,158

	August 31,
	2008	2007
Long-Lived Assets:
United States	$776,398	$709,031
United Kingdom	106,653	116,936
Netherlands	86,088	79,634
Germany	21,266	20,263
All Other	85,511	69,633

	$1,075,916	$995,496

The following table summarizes net sales by product line (in thousands):

	Year Ended August 31,
	2008	2007	2006
Industrial	$374,497	$278,732	$227,504
Energy	212,400	160,410	110,461
Electrical Tools & Supplies	295,719	300,772	286,463
Harsh Environment Electrical	111,177	89,874	77,650
Power Transformation	123,069	137,202	86,446
Vehicle Systems	407,963	384,986	353,440
Other	139,118	106,772	59,194

	$1,663,943	$1,458,748	$1,201,158

The Company’s largest customer accounted for 3.0%, 3.1%, and 4.4% of its sales in fiscal 2008, 2007 and 2006, respectively. Export sales from domestic operations were less than 8.1% of total net sales in each of the periods presented.

Note 14.	Contingencies and Litigation

The Company had outstanding letters of credit of $6.4 million and $6.5 million at August 31, 2008 and 2007, respectively. The letters of credit secure self-insured workers compensation liabilities.

The Company is party to various legal proceedings that have arisen in the normal course of its business. These legal proceedings typically include product liability, environmental, labor, patent claims, and divestiture disputes. The Company has recorded reserves for loss contingencies based on the specific circumstances of each case. Such reserves are recorded when it is probable that a loss has been incurred as of the balance sheet date and such loss can be reasonably estimated. In the opinion of management, the resolution of these contingencies will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company, in the normal course of business, enters into certain real estate and equipment leases or guarantees such leases on behalf of its subsidiaries. In conjunction with the spin-off of a former subsidiary in fiscal 2000, the Company assigned its rights in the leases used by the former subsidiary, but was not released as a responsible party from all such leases by the lessors. All of these businesses were subsequently sold, or are in the process of being sold to third parties. The Company remains contingently liable for those leases if any of these businesses are unable to fulfill their obligations thereunder. The discounted present value of future minimum lease payments for such leases totals, assuming no offset for sub-leasing, approximately $5.2 million at August 31, 2008. The future undiscounted minimum lease payments for these leases are as follows: $0.4 million in the balance of calendar 2008; $1.1 million in calendar 2009; $1.1 million in calendar 2010; $1.2 million in calendar 2011; $1.2 million in calendar 2012 and $3.7 million thereafter.

The Company has facilities in numerous geographic locations that are subject to a range of environmental laws and regulations. Environmental costs that have no future economic value are expensed. Liabilities are recorded when environmental remediation is probable and the costs are reasonably estimable. Environmental expenditures over the last three years have not been material. Management believes that such costs will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Note 15.	Guarantor Subsidiaries

On June 12, 2007, Actuant Corporation (the “Parent”) issued $250.0 million of 6.875% Senior Notes. All of our material domestic 100% owned subsidiaries (the “Guarantors”) fully and unconditionally guarantee the 6.875% Senior Notes on a joint and several basis. There are no significant restrictions on the ability of the Guarantors to make distributions to the Parent. The following tables present the condensed results of operations, financial position and cash flows of Actuant Corporation and its subsidiaries, the Guarantor and non-Guarantor entities, and the eliminations necessary to arrive at the information for the Company on a consolidated basis.

General corporate expenses have not been allocated to subsidiaries, and are all included under the Parent heading. As a matter of course, the Company retains certain assets and liabilities at the corporate level (Parent column in the following tables) which are not allocated to subsidiaries including, but not limited to, certain employee benefits, insurance, financing, and tax liabilities. Income tax provisions for domestic subsidiaries are typically recorded using an estimate and finalized in total with an adjustment recorded at the Parent level. Net sales reported for each of the headings only includes sales to third parties; sales between entities are not significant. Additionally, substantially all of the indebtedness of the Company has historically been, and continues to be, carried at the corporate level and is therefore included in the Parent column in the following tables. Substantially all accounts receivable of the Parent and Guarantors are sold into the accounts receivable program described in Note 4. “Accounts Receivable Securitization.” Allowances for doubtful accounts remains recorded at the Parent and Guarantors. Intercompany balances include receivables/payables incurred in the normal course of business in addition to investments and loans transacted between subsidiaries of the Company or with Actuant.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS

(In thousands)

	Year Ended August 31, 2008
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$247,060	$503,884	$912,999	$—	$1,663,943
Cost of sales	106,332	376,540	607,016	—	1,089,888

Gross profit	140,728	127,344	305,983	—	574,055
Selling, administrative and engineering expenses	87,266	91,194	158,936	—	337,396
Restructuring charges	—	—	10,473	—	10,473
Amortization of intangible assets	2,365	6,848	5,624	—	14,837

Operating profit	51,097	29,302	130,950	—	211,349
Financing costs, net	34,000	73	2,336	—	36,409
Intercompany expense (income), net	(29,379)	19,638	9,741	—	—
Other expense, net	429	8,877	(12,297)	—	(2,991)

Earnings before income tax expense and minority interest	46,047	714	131,170	—	177,931
Income tax expense	13,964	387	41,014	—	55,365
Minority interest, net of income taxes	—	—	22	—	22

Net earnings before equity in earnings of subsidiaries	32,083	327	90,134	—	122,544
Equity in earnings of subsidiaries	90,461	115,807	14,509	(220,777)	—

Net earnings	$122,544	$116,134	$104,643	$(220,777)	$122,544

	Year Ended August 31, 2007
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$192,777	$541,595	$724,376	$—	$1,458,748
Cost of sales	85,302	398,382	490,970	—	974,654

Gross profit	107,475	143,213	233,406	—	484,094
Selling, administrative and engineering expenses	68,612	85,535	128,179	—	282,326
Restructuring charges	—	—	5,395	—	5,395
Amortization of intangible assets	976	6,212	3,712	—	10,900

Operating profit	37,887	51,466	96,120	—	185,473
Financing costs, net	29,840	5	3,156	—	33,001
Intercompany expense (income), net	(20,441)	20,948	(507)	—	—
Other expense, net	65	10	707	—	782

Earnings before income tax expense and minority interest	28,423	30,503	92,764	—	151,690
Income tax expense	8,773	9,416	28,592	—	46,781
Minority interest, net of income taxes	—	—	(43)	—	(43)

Net earnings before equity in earnings of subsidiaries	19,650	21,087	64,215	—	104,952
Equity in earnings of subsidiaries	85,302	81,952	1,042	(168,296)	—

Net earnings	$104,952	$103,039	$65,257	$(168,296)	$104,952

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS

(In thousands)

	Year Ended August 31, 2006
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$167,026	$447,213	$586,919	$—	$1,201,158
Cost of sales	89,461	317,733	389,459	—	796,653

Gross profit	77,565	129,480	197,460	—	404,505
Selling, administrative and engineering expenses	58,241	74,729	104,898	—	237,868
Restructuring charges	—	—	4,910	—	4,910
Amortization of intangible assets	346	4,380	2,936	—	7,662

Operating profit	18,978	50,371	84,716	—	154,065
Financing costs, net	23,445	42	2,659	—	26,146
Intercompany expense (income), net	(21,094)	17,669	3,425	—	—
Other expense, net	(826)	75	2,821	—	2,070

Earnings before income tax expense and minority interest	17,453	32,585	75,811	—	125,849
Income tax expense	4,655	8,642	20,089	—	33,386
Minority interest, net of income taxes	—	—	(125)	—	(125)

Net earnings before equity in earnings of subsidiaries	12,798	23,943	55,847	—	92,588
Equity in earnings of subsidiaries	79,790	60,006	1,934	(141,730)	—

Net earnings	$92,588	$83,949	$57,781	$(141,730)	$92,588

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

(In thousands)

	August 31, 2008
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$43,309	$—	$79,240	$—	$122,549
Accounts receivable	260	2,479	223,825	—	226,564
Inventories	33,528	80,518	101,345	—	215,391
Deferred income taxes	12,834	37	(1,001)	—	11,870
Other current assets	5,091	1,778	9,223	—	16,092

Total Current Assets	95,022	84,812	412,632	—	592,466
Property, Plant & Equipment, net	16,810	32,983	84,757	—	134,550
Goodwill	105,089	323,453	211,320	—	639,862
Other Intangibles, net	36,665	164,777	90,917	—	292,359
Investment in Subsidiaries	1,230,791	250,953	42,213	(1,523,957)	—
Other Long-term Assets	8,190	216	739	—	9,145

Total Assets	$1,492,567	$857,194	$842,578	$(1,523,957)	$1,668,382

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$—	$4	$335	$—	$339
Trade accounts payable	27,628	40,464	98,771	—	166,863
Accrued compensation and benefits	21,118	8,385	29,520	—	59,023
Income taxes payable (receivable)	(6,703)	279	31,291	—	24,867
Current maturities of long-term debt	—	—	—	—	—
Other current liabilities	17,967	15,983	26,083	—	60,033

Total Current Liabilities	60,010	65,115	186,000	—	311,125
Long-term Debt, less Current Maturities	573,815	1	2	—	573,818
Deferred Income Taxes	80,744	(286)	19,176	—	99,634
Pension and Postretirement Benefit Liabilities	9,628	—	18,013	—	27,641
Other Long-term Liabilities	19,100	1,130	6,428	—	26,658
Intercompany Payable (Receivable)	119,764	(253,056)	133,292	—	—
Shareholders’ Equity	629,506	1,044,290	479,667	(1,523,957)	629,506

Total Liabilities and Shareholders’ Equity	$1,492,567	$857,194	$842,578	$(1,523,957)	$1,668,382

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

(In thousands)

	August 31, 2007
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$25,605	$—	$61,075	$—	$86,680
Accounts receivable	(2,008)	(1,463)	198,246	—	194,775
Inventories	23,078	82,704	91,757	—	197,539
Deferred income taxes	14,088	37	702	—	14,827
Other current assets	4,126	1,044	6,289	—	11,459

Total Current Assets	64,889	82,322	358,069	—	505,280
Property, Plant & Equipment, net	13,919	42,807	66,091	—	122,817
Goodwill	47,389	366,729	185,723	—	599,841
Other Intangibles, net	17,538	171,626	71,254	—	260,418
Investment in Subsidiaries	1,167,055	274,894	67,400	(1,509,349)	—
Other Long-term Assets	11,483	197	740	—	12,420

Total Assets	$1,322,273	$938,575	$749,277	$(1,509,349)	$1,500,776

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$—	$—	$—	$—	$—
Trade accounts payable	21,955	46,964	84,286	—	153,205
Accrued compensation and benefits	17,783	8,462	26,100	—	52,345
Income taxes payable (receivable)	(7,962)	10,728	17,543	—	20,309
Current maturities of long-term debt	—	4	515	—	519
Other current liabilities	15,563	18,272	30,614	—	64,449

Total Current Liabilities	47,339	84,430	159,058	—	290,827
Long-term Debt, less Current Maturities	560,604	4	530	—	561,138
Deferred Income Taxes	83,459	(286)	20,416	—	103,589
Pension and Postretirement Benefit Liabilities	7,171	—	20,266	—	27,437
Other Long-term Liabilities	14,053	1,525	2,286	—	17,864
Intercompany Payable (Receivable)	109,726	(98,504)	(11,222)	—	—
Shareholders’ Equity	499,921	951,406	557,943	(1,509,349)	499,921

Total Liabilities and Shareholders’ Equity	$1,322,273	$938,575	$749,277	$(1,509,349)	$1,500,776

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended August 31, 2008
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating Activities
Net cash provided by operating activities	$113,953	$66,389	$100,366	$(110,611)	$170,097

Investing Activities
Proceeds from sale of property, plant & equipment	1,491	8,328	4,246	—	14,065
Capital expenditures	(4,016)	(6,254)	(34,137)	—	(44,407)
Changes in intercompany receivables (payable)	(52,169)	15,914	36,255	—	—
Business acquisitions, net of cash acquired	(47,363)	(237)	(62,509)	—	(110,109)

Cash used in investing activities	(102,057)	17,751	(56,145)	—	(140,451)

Financing Activities
Net borrowings on revolving credit facilities and short-term borrowings	—	—	246	—	246
Principal repayments on term loans	—	—	(1,015)	—	(1,015)
Intercompany dividends paid	(2,221)	(84,140)	(26,471)	110,611	(2,221)
All other	8,029	—	—	—	8,029

Cash provided by financing activities	5,808	(84,140)	(27,240)	110,611	5,039
Effect of exchange rate changes on cash	—	—	1,184	—	1,184

Net increase in cash and cash equivalents	17,704	—	18,165	—	35,869
Cash and cash equivalents—beginning of period	25,605	—	61,075	—	86,680

Cash and cash equivalents—end of period	$43,309	$—	$79,240	$—	$122,549

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended August 31, 2007
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating Activities
Net cash provided by operating activities	$83,584	$38,226	$96,656	$(41,356)	$177,110

Investing Activities
Proceeds from sale of property, plant & equipment	2,454	160	1,956	—	4,570
Capital expenditures	(4,573)	(3,734)	(23,184)	—	(31,491)
Changes in intercompany receivables (payable)	(10,286)	(4,073)	14,359	—	—
Business acquisitions, net of cash acquired	(119,452)	—	(43,529)	—	(162,981)

Cash used in investing activities	(131,857)	(7,647)	(50,398)	—	(189,902)

Financing Activities
Net repayments on revolving credit facilities and short-term borrowings	(80,229)	—	(126)	—	(80,355)
Proceeds from Senior Note offering, net of discount	249,039	—	—	—	249,039
Proceeds from issuance of term loans	150,000	—	5,737	—	155,737
Principal repayments on term loans	(245,000)	—	(6,737)	—	(251,737)
Intercompany dividends paid	(2,187)	(30,579)	(10,777)	41,356	(2,187)
All other	1,680	—	—	—	1,680

Cash provided by financing activities	73,303	(30,579)	(11,903)	41,356	72,177
Effect of exchange rate changes on cash	—	—	1,636	—	1,636

Net increase in cash and cash equivalents	25,030	—	35,991	—	61,021
Cash and cash equivalents—beginning of period	575	—	25,084	—	25,659

Cash and cash equivalents—end of period	$25,605	$—	$61,075	$—	$86,680

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended August 31, 2006
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating Activities
Net cash provided by operating activities	$20,343	$47,251	$96,605	$(42,038)	$122,161

Investing Activities
Proceeds from sale of property, plant & equipment	1,487	—	—	—	1,487
Capital expenditures	(4,985)	(5,010)	(9,710)	—	(19,705)
Changes in intercompany receivables (payable)	39,176	14,736	(53,912)	—	—
Business acquisitions, net of cash acquired	(95,509)	(23,801)	(9,457)	—	(128,767)

Cash used in investing activities	(59,831)	(14,075)	(73,079)	—	(146,985)

Financing Activities
Net borrowings on revolving credit facilities and short-term borrowings	37,680	—	—	—	37,680
Principal repayments on term loans	—	—	(126)	—	(126)
Intercompany dividends paid	(2,164)	(33,990)	(8,048)	42,038	(2,164)
All other	4,447	—	—	—	4,447

Cash provided by financing activities	39,963	(33,990)	(8,174)	42,038	39,837
Effect of exchange rate changes on cash	—	—	290	—	290

Net increase in cash and cash equivalents	475	(814)	15,642	—	15,303
Cash and cash equivalents—beginning of period	101	814	9,441	—	10,356

Cash and cash equivalents—end of period	$576	$—	$25,083	$—	$25,659

Note 16.	Subsequent Events

On September 26, 2008, the Company completed the acquisition of the stock of the Cortland Companies (“Cortland”) for approximately $230 million in cash, $15 million of which was placed in escrow for 12 months following the closing. The purchase consideration was funded from the Company’s cash and revolving credit facility. Headquartered in Cortland, New York, Cortland is a global designer, manufacturer and distributor of custom-engineered electro-mechanical cables and umbilicals, high performance synthetic ropes and value-added steel cable and assemblies.

ACTUANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 17.	Quarterly Financial Data (Unaudited)

Quarterly financial data for fiscal 2008 and fiscal 2007 is as follows:

	Year Ended August 31, 2008
	First	Second	Third	Fourth	Total
Net sales	$415,143	$399,629	$444,656	$404,515	$1,663,943
Gross profit	140,834	133,840	153,972	145,409	574,055
Net earnings	27,427	22,239	38,635	34,243	122,544
Net earnings per share
Basic	$0.49	$0.40	$0.69	$0.61	$2.20
Diluted	0.43	0.35	0.60	0.54	1.93

	Year Ended August 31, 2007
	First	Second	Third	Fourth	Total
Net sales	$342,983	$341,020	$385,090	$389,655	$1,458,748
Gross profit	113,045	110,245	129,586	131,218	484,094
Net earnings	25,101	18,919	29,581	31,351	104,952
Net earnings per share
Basic	$0.46	$0.35	$0.54	$0.57	$1.92
Diluted	0.41	0.31	0.47	0.50	1.69

The sum of the quarters may not equal the total of the respective year’s earnings per share on either a basic or diluted basis due to changes in the weighted average shares outstanding during the year.